Exhibit 10 (a)

            AMENDED AND RESTATED LOAN AGREEMENT
                 Dated as of July 1, 2000
                         among
              RICHARDSON ELECTRONICS, LTD.,
              VARIOUS LENDING INSTITUTIONS,
                          and
              AMERICAN NATIONAL BANK AND
               TRUST COMPANY OF CHICAGO,
                       AS AGENT


                   TABLE OF CONTENTS
                                                        Page
ARTICLE I                                                  1

ARTICLE II                                                14
2.1 Description of Facility                               14
2.2 Advances                                              14
2.2.1 Commitment                                          14
2.2.2 Termination                                         15
2.2.3 Ratable Loans                                       15
2.2.4 Types of Advances                                   15
2.2.5 Minimum Amount of Each Advance                      15
2.2.6 Method of Selecting Types and Interest
         Periods for New Advances                         15
2.2.7 Conversion and Continuation of Outstanding
         Advances                                         15
2.3 Facility Letters of Credit                            16
2.3.1 Obligation to Issue                                 16
2.3.2 Types and Amounts                                   16
2.3.3 Conditions                                          17
2.3.4 Procedure for Issuance of Facility Letters
         of Credit                                        17
2.3.5 Reimbursement Obligations                           18
2.3.6 Participation                                       19
2.3.7 Payment of Reimbursement Obligations                20
2.4 Swing Line Commitment                                 20
2.4.1  Swing Line Loans                                   20
2.4.2  Swing Line Loan Borrowing Procedures               21
2.4.3 Participations:  Reimbursement by Lenders           21
2.4.4 Rights as Lender                                    22
2.5 General Facility Terms                                22
2.5.1  Fees; Reductions in Aggregate Commitment           22
2.5.1.1 Fees                                              22
2.5.1.2  Reductions in Aggregate Commitments              23
2.5.2 Optional Principal Payments; Mandatory
         Principal Payments                               23
2.5.3 Applicable Margin                                   24
2.5.4 Changes in Interest Rate, etc.                      24
2.5.5 Rates Applicable After Default                      24
2.5.6 Method of Payment                                   25
2.5.7 Notes; Telephonic Notices                           25
2.5.8 Interest Payment Dates; Interest and Fee Basis      26
2.5.9 Notification of Advances, Interest Rates,
          and Prepayments                                 26
2.5.10 Lending Installations                              26
2.5.11 Non-Receipt of Funds by the Agent                  26
2.5.12 Withholding Tax Exemption                          27

ARTICLE III                                               27
3.1 Yield Protection                                      27
3.2 Changes in Capital Adequacy Regulations               28
3.3 Availability of Types of Advances                     28
3.4 Funding Indemnification                               28
3.5 Taxes                                                 28
3.6 Lender Statements; Survival of Indemnity              30

ARTICLE IV                                                31
4.1 Initial Advance and Facility Letter of Credit         31
4.2 Each Advance and Facility Letter of Credit            32

ARTICLE V                                                 32
5.1 Corporate Existence and Standing                      32
5.2 Authorization and Validity                            32
5.3 No Conflict; Government Consent                       33
5.4 Financial Statements                                  33
5.5 Material Adverse Change                               33
5.6 Taxes                                                 33
5.7 Litigation and Contingent Obligations                 33
5.8 Subsidiaries                                          34
5.9 ERISA                                                 34
5.10 Accuracy of Information                              34
5.11 Regulation U                                         34
5.12 Material Agreements                                  34
5.13 Compliance With Laws                                 34
5.14 Ownership of Properties                              35
5.15 Environmental Matters                                35
5.16 Investment Company Act                               35
5.17 Public Utility Holding Company Act                   35
5.18 Subordinated Debt                                    35
5.19 Post-Retirement Benefits                             35

ARTICLE VI                                                35
6.1 Financial Reporting                                   35
6.2 Use of Proceeds                                       37
6.3 Notice of Default                                     37
6.4 Conduct of Business                                   37
6.5 Taxes                                                 38
6.6 Insurance                                             38
6.7 Compliance with Laws                                  38
6.8 Maintenance of Properties                             38
6.9 Inspection                                            38
6.10 Financial Covenants                                  38
6.10.1 Consolidated Tangible Net Worth                    38
6.10.2 Senior Funded Debt to Cash Flow Ratio              39
6.10.3 Adjusted Interest Coverage Ratio                   39
6.11 [Intentionally Omitted]                              39
6.12 Indebtedness                                         39
6.13 Merger                                               39
6.14 Sale of Assets                                       40
6.15 Investments and Acquisitions                         40
6.16 Liens                                                41
6.17 Prohibition of Negative Pledge.                      42
6.18 Affiliates                                           42
6.19 Amendments to Agreements                             42
6.20 Sale of Accounts                                     42
6.21 Limit on Senior Funded Debt                          42
6.22 Fiscal Year                                          42
6.23 Limitation on the Creation of Subsidiaries           43
6.24 Subsidiary Dividends                                 43
6.25 Repayment of Subordinated Debt                       43

ARTICLE VII                                               43

ARTICLE VIII                                              46
8.1 Acceleration                                          46
8.2 Amendments                                            46
8.3 Preservation of Rights                                47

ARTICLE IX                                                47
9.1 Survival of Representations                           47
9.2 Governmental Regulation                               47
9.3 Taxes                                                 47
9.4 Headings                                              47
9.5 Entire Agreement                                      48
9.6 Several Obligations; Benefits of this Agreement       48
9.7 Expenses; Indemnification                             48
9.8 Numbers of Documents                                  48
9.9 Accounting                                            48
9.10 Severability of Provisions                           48
9.11 Nonliability of Lenders                              49
9.12 Confidentiality                                      49
9.13 Nonreliance                                          49

ARTICLE X                                                 49
10.1 Appointment; Nature of Relationship                  49
10.2 Powers                                               50
10.3 General Immunity                                     50
10.4 No Responsibility for Loans, Recitals, etc.          50
10.5 Action on Instructions of Lenders                    50
10.6 Employment of Agents and Counsel                     50
10.7 Reliance on Documents; Counsel                       51
10.8 Agent's Reimbursement and Indemnification            51
10.9 Notice of Default                                    51
10.10 Rights as a Lender                                  51
10.11 Lender Credit Decision                              51
10.12 Successor Agent                                     52
10.13 Delegation to Affiliates                            52

ARTICLE XI                                                53
11.1 Setoff                                               53
11.2 Ratable Payments                                     53

ARTICLE XII                                               53
12.1 Successors and Assigns                               53
12.2 Participation                                        53
12.2.1 Permitted Participants; Effect                     54
12.2.2 Voting Rights                                      54
12.2.3 Benefit of Setoff                                  54
12.3 Assignments                                          54
12.3.1 Permitted Assignments                              54
12.3.2 Effect; Effective Date                             55
12.4 Dissemination of Information                         55
12.5 Tax Treatment                                        55

ARTICLE XIII                                              56
13.1 Notices                                              56
13.2 Change of Address                                    56

ARTICLE XIV                                               56

ARTICLE XV                                                56
15.1 Choice of Law                                        56
15.2 Consent to Jurisdiction                              56
15.3 Waiver of Jury Trial                                 57


SCHEDULE 1     Lenders and Commitments
SCHEDULE 2     Lender Addresses
SCHEDULE 5.5   Material Adverse Changes since February 29, 2000
SCHEDULE 5.6   Exceptions to Tax Representations
SCHEDULE 5.7   Pending Litigation
SCHEDULE 5.8   Borrower's Subsidiaries
SCHEDULE 5.9   Exceptions to ERISA Representation with respect
                  to Plan Withdrawals
SCHEDULE 5.14  Exceptions to Representation Concerning
                  Ownership of Properties
SCHEDULE 5.15  Exceptions to Representation Concerning
                  Environmental Matters
SCHEDULE 6.12  Permitted Indebtedness
SCHEDULE 6.15  Description of Existing Investments
SCHEDULE 6.16  Description of Existing Liens
EXHIBIT A      Form of Compliance Certificate
EXHIBIT B      Form of Note
EXHIBIT C      [Intentionally Omitted]
EXHIBIT D      Form of Facility Letter of Credit Request
EXHIBIT E      Form of Opinion of Outside Counsel For Borrower
EXHIBIT F      Form of Written Money Transfer Instructions
EXHIBIT G      Form of Assignment and Assumption Agreement

AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement (this "Agreement"), dated as of July 1, 2000, is among RICHARDSON ELECTRONICS, LTD., a Delaware corporation (the "Borrower"), the lenders listed from time to time on Schedule 1 hereto (each a "Lender" and, collectively, the "Lenders"), and AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, as Agent.

Whereas, the Borrower, the Agent and American National Bank and Trust Company of Chicago, Harris Trust and Savings Bank and Mellon Bank entered a Loan Agreement dated as of March 1, 1998 (as amended and modified, the "Prior Loan Agreement"); and

Whereas, the Borrower, the Agent and the Lenders wish to amend and restate the Prior Loan Agreement in its entirety as set forth herein.

Now therefore, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:



DEFINITIONS

As used in this Agreement, the following terms shall have the meanings herein specified unless the context otherwise requires:

"Acquisition(s)" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any firm, corporation or division thereof, whether through the purchase of assets, merger or otherwise or
(ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or membership interests in a limited liability company.

"Adjusted Cash Flow" means, as at any date of determination thereof, Total Cash Flow less Capital Expenditures.

"Adjusted Interest Coverage Ratio" means, as at any date of determination thereof, the quotient of (i) Adjusted Cash Flow over (ii) Interest Expense, in each case calculated for the period of the trailing four consecutive fiscal quarters ending on or most recently ended prior to such date of determination.

"Advance" means a borrowing hereunder (or, in the case of a Eurodollar Advance, the conversion or continuation thereof) consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the Borrower on the same Borrowing Date (or date of conversion or continuation), of the same Type and, in the case of a Eurodollar Advance, for the same Interest Period.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agent" means American National Bank and Trust Company of
Chicago in its capacity as agent for the Lenders pursuant to
Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

"Aggregate Available Loan Commitment" means, at any date of determination thereof, the Aggregate Commitment minus the sum of
(i) the Facility Letter of Credit Obligations then outstanding and (ii) the aggregate principal amount of all Advances then outstanding.

"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

"Agreement" means this loan agreement, as it may be amended or modified and in effect from time to time.

"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and
(ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

"ANB" means American National Bank and Trust Company of Chicago in its individual capacity, and its successors.

"Applicable Margin" means, at any date of determination thereof, the rate per annum calculated in accordance with Section 2.5.3.

"Arranger" means Banc One Capital Markets, Inc. and its successors.

"Article" means an article of this Agreement unless another document is specifically referenced.

"Authorized Officer" means any of the Chairman, President, Executive Vice President, Vice President and Chief Financial Officer, Secretary and Treasurer of the Borrower, or any other senior officer of the Borrower designated as such in writing to the Agent by the Borrower, in each case acting singly.

"Benefit Plan" means each employee benefit plan as defined in
Section 3(3) of ERISA.

"Borrower" means Richardson Electronics, Ltd., a Delaware corporation, and, subject to Section 8.2 herein, its successors and assigns.

"Borrowing Date" means a date on which an Advance is made hereunder.

"Borrowing Notice" is defined in Section 2.2.6.

"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and
(ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

"Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

"Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.

"Change in Control" means Edward J. Richardson shall cease to own (beneficially or of record), free and clear of any prohibition or restriction on the transfer or exercise of any voting rights in respect thereof other than such restrictions in favor of the Agent and/or the Lenders, in the aggregate at least the minimum number of outstanding shares of voting stock of the Borrower required to elect a majority of the Borrower's Board of Directors and control any amendment of the Borrower's bylaws in an election in which all outstanding shares entitled to vote are in fact voted.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Commercial Letter of Credit" means any Facility Letter of
Credit that is a commercial or trade Letter of Credit.

"Commitment" means, for each Lender, the obligation of such Lender to make Loans and purchase participation in Facility Letters of Credit in an aggregate amount not exceeding the amount set forth opposite its name on Schedule 1 hereto or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

"Compliance Certificate" means a compliance certificate, substantially in the form of Exhibit A hereto, signed by the Chief Financial Officer or Treasurer of the Borrower, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

"Condemnation" is defined in Section 7.8.

"Consolidated Tangible Net Worth" means, as at any date of determination thereof, the consolidated stockholders' equity of the Borrower and its Subsidiaries, plus Subordinated Debt and less the sum of the consolidated Intangible Assets of the Borrower and its Subsidiaries, all determined as of such date in accordance with GAAP.

"Contingent Obligation" of a Person means, without duplication, any agreement, undertaking or arrangement by which such Person directly or indirectly assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, comfort letter, take-or-pay contract or application or reimbursement agreement for a Letter of Credit but excluding any endorsement of instruments for deposit or collection in the ordinary course of business.

"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Conversion/Continuation Notice" is defined in Section 2.2.7.

"Credit Party" means the Borrower and each Subsidiary Guarantor.

"Debentures" means the Borrower's 7-1/4% Convertible
Subordinated Debentures due December 15, 2006 and 8-1/4%
Convertible Senior Subordinated Debentures due June 15, 2006.

"Default" means an event described in Article VII.

"Designated Accounts" means accounts not over 90 days past due owing by a Person (i) residing, located or having its principal activities or place of business in the United States of America, the United Kingdom, France, Spain, Germany, Netherlands, or any province of Canada other than Quebec, and (ii) subject to service of process within the continental United States of America, the United Kingdom, France, Spain, Germany, Netherlands, or any province of Canada other than Quebec.

"Designated Inventory" means inventory located within the continental United States of America, the United Kingdom,
France, Spain, Germany, Netherlands, or any province of Canada other than Quebec.

"Dollars", "U.S. Dollars" and "$" mean dollars in lawful currency of the United States of America.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health,
(iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into air, surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time, and any rule or regulation issued thereunder.

"Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

"Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the applicable London interbank offered rate for deposits in U.S. dollars appearing on Dow Jones Markets (Telerate) Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, provided that, if Dow Jones Markets (Telerate) Page 3750 is not available for any reason, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the applicable London interbank offered rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period.

"Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day. "Eurodollar Interest Period" may be amended by the written consent of all of the Lenders and Borrower to include such other periods not otherwise included above.

"Eurodollar Loan" means a Loan which bears interest at a Eurodollar Rate.

"Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period:

(A) for the period from July 1, 2000 to and including August 31, 2000, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) one and one half percent (1.50%);

(B) for the period from September 1, 2000 until the last Business Day on which a Eurodollar Interest Period may commence hereunder, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin in effect two Business Days prior to the first day of such Eurodollar Interest Period.

In all circumstances, the Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

"Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized, or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

"Facility Letter of Credit Obligations" means, at any date of determination thereof, all liabilities, whether actual or contingent, of the Borrower in respect of the Facility Letters of Credit, including, without limitation, the sum of (i) Reimbursement Obligations and (ii) the aggregate undrawn face amount of any outstanding Facility Letters of Credit.

"Facility Letter of Credit Request" is defined in Section 2.3.4.

"Facility Letters of Credit" means, collectively, the Letters of Credit issued by the Issuer pursuant to Section 2.3.

"Facility Termination Date" means July 1, 2004 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

"Fiscal Year" means, with respect to the Borrower or any of its Subsidiaries, the fiscal period beginning on June 1 and ending on May 31 of each calendar year.

"Floating Rate" means the Alternate Base Rate changing when and as the Alternate Base Rate changes plus the Applicable Margin
(if any).

"Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Sections 2.5.3 and 6.10, including defined terms as used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to
Section 6.1.

"Gross Up Event" means the occurrence of any of the events stated in Sections 3.1 or 3.2 hereof.

"Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens (except obligations secured by Liens permitted under Section 6.16(vi)) or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Rate Hedging Obligations,
(vii) Contingent Obligations, (viii) Subordinated Debt, and (ix) any other obligation for borrowed money or other financial accommodation (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade) which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

"Intangible Assets" means the amount (to the extent reflected in determining consolidated stockholders' equity) of (i) all write-ups in the book value of any asset owned or acquired by the Borrower or a Subsidiary, (ii) all goodwill, covenants not to compete, prepayments, deferred charges, franchises, patents, trademarks, service marks, trade names, brand names and copyrights, (iii) all deferred financing costs (including, but not limited to, unamortized debt discount and expense, organization expense and experimental and development expenses, but excluding prepaid expenses), and (iv) leasehold improvements not recoverable at the expiration of a lease.

"International Borrower" means individually and collectively, Burtek Systems, Inc., Richardson Electronics Canada, Ltd., Richardson Electronics (Europe) Ltd., RESA, SNC, Richardson France, SNC, Richardson Electronics Iberia, S.A., Richardson Electronics GmbH, and Richardson Electronics Benelux B.V.

"International Credit Agreement" means that certain Revolving Credit Agreement made as of July 1, 2000, by and among the International Borrower and the Lenders and their respective Affiliates, as the same may be amended or modified and in effect from time to time.

"International Guaranty" means that certain Guaranty originally dated as of July 1, 2000, executed by the Borrower in favor of International Lender, as the same may be amended or modified and in effect from time to time.

"International Lenders" means individually and collectively certain Affiliates of the Lenders and their successors and assigns.

"International Loan Documents" has the meaning attributed to the term "Documents" in the International Credit Agreement.

"International Loans" has the meaning attributed to the term

"Loans" in the International Credit Agreement.

"Interest Expense" means, for any period of calculation, all interest expense on Indebtedness, calculated for such period for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

"Interest Period" means a Eurodollar Interest Period.

"Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers, employees and sales agents made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), redemption or other repurchase of its capital stock, or contribution of capital by such Person, stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

"Issuance Date" means, with respect to any Facility Letter of Credit, the date on which such Facility Letter of Credit is issued hereunder.

"Issuance Fee" means, with respect to any Facility Letter of Credit on the Issuance Date thereof, such issuance fee as the Borrower and the Issuer of such Facility Letter of Credit shall have agreed upon in writing.

"Issuer" is defined in Section 2.3.1.

"Lender" means each of the lenders listed from time to time on
Schedule 1 hereto, along with their respective successors and assigns (each a "Lender" and, collectively the "Lenders").

"Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

"Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

"Level I Status" exists at any date if the Senior Funded Debt to Cash Flow Ratio is less than 1.00:1.00.

"Level II Status" exists at any date if the Senior Funded Debt to Cash Flow Ratio is greater than or equal to 1.00:1.00 but less than 1.50:1.00.

"Level III Status" exists at any date if the Senior Funded Debt to Cash Flow Ratio is greater than or equal to 1.50:1.00 but less than 2.00:1.00.

"Level IV Status" exists at any date if none of Level I Status, Level II Status, or Level III Status exists at such date.

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, filed financing statement, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loan" means, with respect to a Lender, a loan made by such Lender pursuant to Article II (or any conversion or continuation thereof).

"Loan Documents" means this Agreement, the Notes, and any other documents and agreements contemplated hereby and executed by the Borrower or a Subsidiary in favor of the Agent or any Lender.

"Material Adverse Effect" means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower or any of its Subsidiaries, (ii) the ability of the Borrower to perform its respective obligations under any of the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

"Material Indebtedness" is defined in Section 7.5.

"Multiemployer Plan" means a Plan defined in Section 3(37) of ERISA to which the Borrower or any member of the Controlled
Group may have any liability.

"Net Income" shall mean, for any period, the net income (or loss), after provision for taxes, of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period but excluding any unrealized losses and gains for such period resulting from mark-to-market of Rate Hedging Agreements.

"Note" means a promissory note, substantially in the form of Exhibit B hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower for the account of a Lender and payable to the order of such Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

"Notice of Assignment" is defined in Section 12.3.2.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees arising under the Loan Documents, all Facility Letter of Credit Obligations, and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

"Other Taxes" is defined in Section 3.5(ii).

"Pacific Rim Loans" means loans from ANB or its Affiliates to certain of the Borrower's Subsidiaries in Singapore and Japan not exceeding $300 million Japanese Yen plus $3.4 million Singapore Dollars respectively, in the aggregate at any time outstanding, or such other amounts, as amended from time to time by ANB or its Affiliates (with the consent of the Lenders) under the respective agreements evidencing such loans.

"Participants" is defined in Section 12.2.1.

"Payment Date" means the last Business Day of each of February, May, August and November.

"Permitted Acquisition" means, at any time of determination, any Acquisition by the Borrower or any Subsidiary of a business or entity in substantially the same field of enterprise as the Borrower or such Subsidiary with respect to which each of the following requirements is then met:

(i) Such Acquisition has been approved and recommended by the board of directors of the entity to be acquired.
(ii) The Borrower or such Subsidiary shall have given the Agent notice of such Acquisition within ten (10) days prior to or following the consummation thereof.
(iii) The aggregate consideration (including, without limitation, the purchase price therefor and any assumption of debt (other than accounts payable and deferred revenue obligations arising in the ordinary course of business)) for such Acquisition plus all other Acquisitions, less the amount of cash received by the Borrower or such Subsidiary from the entities being acquired in connection with such Acquisition and all other Acquisitions, does not exceed $15 million during the Borrower's rolling four consecutive trailing fiscal quarters.
(iv) Prior to and after giving effect to such Acquisition, no Default or Unmatured Default shall exist.

"Person" means any natural person, corporation, limited liability company, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

"Prime Rate" means a rate per annum equal to the base rate of interest announced by ANB from time to time, changing when and as said prime rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. ANB may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"Pro Rata Share" means, with respect to each Lender at any time, the ratio such Lender's Commitment bears to the Aggregate
Commitment.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

"Purchasers" is defined in Section 12.3.1.

"Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates. including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

"Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Hedging Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Reimbursement Obligations" means, at any time, the aggregate of the obligations of the Borrower to the Issuer and the Lenders in respect of all unreimbursed payments or disbursements made by the Issuer and the Lenders under or in respect of drawings under the Facility Letters of Credit.

"Reportable Event" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of
Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

"Required Lenders" means, at any time, Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, subsequent to the Facility Termination Date, Lenders in the aggregate holding at least 66-2/3% of the sum of (i) the aggregate unpaid principal amount of the outstanding Advances and (ii) the Facility Letter of Credit Obligations.

"Reserve Requirement" means, with respect to a Eurodollar
Interest Period, the maximum aggregate reserve requirement
(including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

"Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

"Senior Funded Debt" means the sum of all Indebtedness that (i) is not Subordinated Debt and (ii) by its terms is or will become interest bearing, including, but not limited to, Capitalized
Lease Obligations and the Obligations hereunder.

"Senior Funded Debt to Cash Flow Ratio" means, as at any date of determination thereof, the ratio of (i) Senior Funded Debt outstanding at the end of the fiscal quarter ending on or most recently ended prior to such date of determination to (ii) Total Cash Flow, in each case calculated as at such date of determination for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, and with respect to Total Cash Flow calculated for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date of determination.

"Settlement Date" is defined in Section 2.4.3.

"Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

"Standby Letter of Credit" means any Facility Letter of Credit that is an irrevocable standby Letter of Credit.

"Status" means, at any date of determination, whichever of Level
I Status, Level II Status, Level III Status or Level IV Status exists at such time.

"Subordinated Debt" means the Debentures and any unsecured Indebtedness of the Borrower (a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Facility Termination Date, and the payment of the principal of and interest on which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of principal of and interest (including post-petition interest) on the Notes and all other obligations and liabilities of the Borrower to the Agent and the Lenders hereunder on terms and conditions first approved in writing by the Required Lenders and
(b) otherwise containing terms, covenants and conditions satisfactory in form and substance to the Required Lenders, as evidenced by their prior written approval thereof.

"Subsidiary" of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association (including business trusts), joint venture, limited liability company or other entity in which such Person directly or indirectly through Subsidiaries, has more than 50% voting or equity interest at the time.

"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property (except for inventory sold in the ordinary course of business) which (i) represents more than ten percent (10%) of the consolidated assets of the Borrower and its Subsidiaries as at the last day of the calendar month ending on or most recently ended prior to the date on which such determination is made, or (ii) is responsible for more than ten percent (10%) of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries for the period of twelve complete consecutive calendar months ending on or most recently ended prior to the date on which such determination is made.

"Swing Line Commitment" means $5,000,000, as such amount may be reduced from time to time in the sole discretion of the Swing
Line Lender.

"Swing Line Lender" means ANB in its capacity as a provider of Swing Line Loans under this Agreement and its successors and assigns in such capacity.

"Swing Line Loan" is defined in Section 2.4.

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding
Excluded Taxes.

"Total Cash Flow" means, as at any date of determination thereof, the sum of Net Income, Interest Expense, income taxes, depreciation and amortization in each case calculated as at such date of determination for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. Neither cash nor non-cash charges reflecting extraordinary terms, unusual items, or one time charges will be added back for the purpose of Total Cash Flow calculation.

"Transferee" is defined in Section 12.4.

"Type" means, with respect to any Advance, its nature as a Eurodollar Advance or a Floating Rate Advance.

"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans as if such Plans were terminating on such date under Section 4041 of ERISA. "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

"Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1 Description of Facility. Upon the terms and subject to the conditions set forth in this Agreement, the Lenders hereby grant to the Borrower a revolving credit facility pursuant to which: (i) each Lender severally agrees to make Loans to the Borrower in accordance with Section 2.2; and (ii) each Lender severally agrees to purchase participation in Facility Letters of Credit in accordance with Section 2.3; provided, however, that in no event may the sum of (1) the aggregate principal amount of all outstanding Advances (including Swing Line Loans) and (2) the Facility Letter of Credit Obligations exceed the Aggregate Commitment.

2.2   Advances.

2.2.1 Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding (after giving effect to the intended use of proceeds of any Loan used to repay any outstanding Reimbursement Obligations) the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay, and reborrow from each Lender at any time prior to the Facility Termination Date. The Commitment of each Lender to lend hereunder shall expire on the Facility Termination Date.

2.2.2 Termination. All outstanding Advances and all other unpaid Obligations owing to each Lender shall be paid in full by the Borrower on the Facility Termination Date.

2.2.3  Ratable Loans.  Each Advance hereunder shall consist of
Loans made from the several Lenders ratably in proportion to their respective Pro Rata Share.

2.2.4  Types of Advances. The Advances may be Eurodollar
Advances, Floating Rate Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.2.6 and 2.2.7.

2.2.5 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $300,000 (and in multiples of $100,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Available Loan Commitment should the Aggregate Available Loan Commitment be less than $300,000.

2.2.6 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable to each such Eurodollar Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and not later than 12:00 noon (Chicago time) at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:
   (i) the Borrowing Date, which shall be a Business Day, of such Advance;

   (ii)  the aggregate amount of such Advance;

   (iii) the Type of Advance selected; and

   (iv) in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto
         (which may not end after the Facility Termination
         Date).

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

2.2.7 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Eurodollar Interest Period or be converted into a Floating Rate Advance. Subject to the terms of
Section 2.2.5, the Borrower may elect from time to time to convert all or any part of an Advance of either Type into the other Type of Advance; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Eurodollar Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 12:00 noon (Chicago time) (a) in the case of a conversion into a Floating Rate Advance, at least one Business Day before the date of the requested conversion, and (b) in the case of a conversion into or continuation of a Eurodollar Advance, at least three Business Days prior to the date of the requested conversion or continuation, specifying:

   (i) the requested date (which shall be a Business Day) of such conversion or continuation;

   (ii) the aggregate amount and Type of Advance(s) which is to be converted or continued; and

   (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Eurodollar Interest Period applicable thereto (which may not end after the Facility Termination Date).

2.3    Facility Letters of Credit.

2.3.1 Obligation to Issue. From and including the date of this Agreement and prior to the Business Day prior to the Facility Termination Date, the Agent agrees, on the terms and conditions set forth in this Agreement and on behalf of each of the Lenders, to issue for the account of the Borrower one or more Facility Letters of Credit in accordance with this Section 2.3 (the Agent in such capacity is referred to as the "Issuer").

2.3.2 Types and Amounts. The Issuer shall not have any obligation to and shall not:

   (i) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by the Issuer, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon the Issuer;

   (ii) issue any Facility Letter of Credit if, after giving effect thereto, the sum of (a) the Facility Letter of Credit Obligations plus (b) the aggregate unpaid principal balance of the Advances (including Swing Line Loans) would exceed the Aggregate Commitment;

   (iii) issue any Facility Letter of Credit which has an expiry date (a) later than twelve months after the Issuance Date thereof or (b) on or after five days prior to the Facility Termination Date; or

   (iv) issue any Facility Letter of Credit if, after giving effect to such Facility Letter of Credit requested hereunder, the Facility Letter of Credit Obligations would exceed $10,000,000 in the aggregate.

2.3.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 4.1 and 4.2, the obligation of the Issuer to issue any Facility Letter of Credit is subject to the satisfaction in full of each of the following conditions:

   (i) the Borrower shall have delivered to the Issuer at such times and in such manner as the Issuer may reasonably prescribe such documents and materials as may be required pursuant to the terms of the requested Facility Letter of Credit (it being understood that if any inconsistency exists between the Issuer's Letter of Credit documents and the Loan Documents, the terms of the Loan Documents shall govern and control) and the requested Facility Letter of Credit shall be reasonably satisfactory to the Issuer as to form and content; and

   (ii) as of the Issuance Date, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuer from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuer and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuer shall prohibit or request that the Issuer refrain from the issuance of Letters of Credit generally or the issuance of such requested Facility Letter of Credit in particular.

2.3.4  Procedure for Issuance of Facility Letters of Credit.

  (a) The Borrower shall give the Issuer written notice not later than noon (Chicago time) at least three Business Days before the Issuance Date of any requested Facility Letter of Credit (each a "Facility Letter of Credit Request") (except that, in lieu of such written notice, the Borrower may give the Issuer notice of such request by tested telex or other tested arrangement satisfactory to the Issuer). Such Facility Letter of Credit Request shall be irrevocable and shall specify:

   (1) the stated amount of such requested Facility Letter of Credit;

   (2)  the Issuance Date (which day shall be a Business Day);

   (3) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than five days prior to the Facility Termination Date);

   (4) the purpose for which such Facility Letter of Credit is to be issued;

   (5)  the Person for whose benefit the requested Facility
        Letter of Credit is to be issued; and

   (6) whether the requested Facility Letter of Credit will be a Commercial Letter of Credit or a Standby Letter of Credit.

Prior to the issuance of the requested Facility Letter of Credit, the Borrower shall provide the Issuer with a copy of the form of the Facility Letter of Credit it is requesting be issued. The Issuer will notify each Lender within a reasonable time following the issuance of each Facility Letter of Credit.

  (b) Subject to the terms and conditions of this Section 2.3.4 and provided that the applicable conditions set forth in Sections 4.1 (in the case of the initial Facility Letter of Credit), 4.2 and 2.3.3 have been satisfied, the Issuer shall, on the applicable Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Issuer's usual and customary business practices.

  (c) The Issuer shall not extend or amend any Facility Letter of Credit unless the requirements of Sections 2.3.2 and 2.3.4 are met.

2.3.5  Reimbursement Obligations.

  (a) (i) The Issuer shall promptly notify the Borrower of any draw under such Facility Letter of Credit. The Borrower shall reimburse the Issuer for drawings under Standby Letters of Credit (including the Issuer's issuing costs) no later than the Business Day after the payment in respect of such Standby Letter of Credit by the Issuer, together with interest thereon at the Alternate Base Rate from the date of payment on such Standby Letter of Credit by the Issuer to and including the date on which the Issuer is reimbursed for such payment by the Borrower. The Borrower shall reimburse the Issuer for drawings under Commercial Letters of Credit (including the Issuer's issuing costs) no later than the Business Day after the payment in respect of such Commercial Letter of Credit by the Issuer, together with interest thereon at the Alternate Base Rate from the date of payment on such Commercial Letter of Credit by the Issuer to and including the date on which the Issuer is reimbursed for such payment by the Borrower; and

    (ii) Any Reimbursement Obligation with respect to any Facility Letter of Credit which is not paid on the date when due in accordance with Section 2.3.5(a)(i) shall (A) if there is availability for such an Advance pursuant to Section 2.2, be automatically converted on such date into a Floating Rate Advance and shall bear interest at the Floating Rate or (B) if there is no availability for an Advance pursuant to Section 2.2, be payable on demand and bear interest until paid at a rate per annum equal to the sum of (a) the Floating Rate plus (b) 2% per annum.

  (b) Any action taken or omitted to be taken by the Issuer under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuer under any resulting liability to any Lender or, assuming that the Issuer has complied with the procedures specified in Section 2.3.4(b) and such Lender has not given a notice contemplated by Section 2.3.6(a) that continues in full force and effect, relieve such Lender of its obligations hereunder to the Issuer. In determining whether to pay under any Facility Letter of Credit, the Issuer shall have no obligation relative to the Lenders or the Borrower other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to comply on their face with the requirements of such Facility Letter of Credit.

2.3.6  Participation.

  (a) Immediately upon issuance by the Issuer of any Facility Letter of Credit in accordance with the procedures set forth in
Section 2.3.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation equal to its Pro Rata Share in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Letter of Credit issued by the Issuer shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2.3.6 if the Issuer shall have received written notice from any Lender on or before 10:00 a.m. (Chicago time) on the Issuance Date of such Letter of Credit that one or more of the conditions contained in
Section 4.2 is not then satisfied, and, in the event the Issuer receives such a notice, it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by such Lender or such condition has been satisfied or has been effectively waived in accordance with the provisions of this Agreement.

  (b) In the event that the Issuer makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuer pursuant to Section 2.3.5, the Issuer shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Issuer for the Issuer's account the amount of such Lender's Pro Rata Share of the unreimbursed amount of any such payment. The failure of any Lender to make available to the Issuer its Pro Rata Share of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Issuer its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Issuer its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made.

  (c) Whenever the Issuer receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to the account of each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to each such Lender's Pro Rata Share thereof.

  (d) The obligations of a Lender to make payments to the Issuer with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances. Nothing contained in this Section 2.3.6(d) shall impair or adversely affect any claim any Lender may have against the Issuer or any other Lender with respect to any gross negligence or willful misconduct of the Issuer or such other Lender in respect of any Facility Letter of Credit.

2.3.7  Payment of Reimbursement Obligations.

  (a) The Borrower agrees to pay to the Issuer the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuer under or in connection with each Facility Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have at any time against the Issuer, the Agent or any other Person, under all circumstances, including without limitation, any of the following circumstances:

      (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

      (ii) the existence of any claim, setoff, defense or other right which the Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

      (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan
Documents;

     (v) the occurrence of any Default or Unmatured Default.

  (b) In the event any payment by the Borrower or any Subsidiary received by the Issuer with respect to a Facility Letter of Credit and distributed to the Lenders on account of their participation is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Issuer, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuer upon the amount required to be repaid by it.

2.4  Swing Line Commitment.

2.4.1 Swing Line Loans. The Swing Line Lender in its sole and absolute discretion, from and including the date of this Agreement and prior to the Revolving Facility Termination Date, may make, on a revolving credit basis, loans (collectively, "Swing Line Loans") to the Borrower in such aggregate amounts as Borrower may from time to time request from the Swing Line Lender; provided, after giving effect to such Swing Line Loan,
(i) the aggregate outstanding amount of all Swing Line Loans does not exceed the Swing Line Commitment, and (ii) Borrower's Swing Line Loans, plus other Advances, plus Facility Letter of Credit Obligations do not exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date. All Swing Line Loans shall be Floating Rate Advances. No Swing Line Loan shall be used for the purpose of funding the payment of principal of any other Swing Line Loan. Each Swing Line Loan shall be in an amount of $100,000 or an integral multiple of $10,000 in excess thereof. The Borrower shall repay to the Agent for the account of the Swing Line Lender the outstanding principal amount of each Swing Line Loan on the earlier of the maturity date specified in the related notice of borrowing pursuant to Section 2.4.2 (which maturity shall be no later than the fifth Business Day after the requested date of such Swing Line Loan) and the Facility Termination Date.

2.4.2 Swing Line Loan Borrowing Procedures. The Borrower shall give written irrevocable notice or telephonic notice (followed immediately by written confirmation thereof) to the Swing Line Lender and the Agent of each proposed Swing Line Loan not later than 12:00 p.m. (Chicago time) on the proposed date of such Swing Line Loan. Each borrowing of a Swing Line Loan shall be on a Business Day. Each such notice shall be effective upon receipt by the Swing Line Lender and the Agent and shall specify the date, amount and maturity of such Swing Line Loan. If the Swing Line Lender elects to make the requested Swing Line Loan, the Swing Line Lender will, no later than 3:00 p.m. (Chicago time) on the date of a proposed Swing Line Loan, provide the Agent at the address specified pursuant to Schedule 2 with immediately available funds covering the amount of such Swing Line Loan and, so long as the Agent has not received written notice that the conditions precedent set forth in Article 4 with respect to such Swing Line Loan have not been satisfied, the Agent shall pay over the funds received by the Agent to the requesting Borrower on the requested borrowing date.

2.4.3 Participations: Reimbursement by Lenders. Upon the earlier of (a) a Business Day occurring no less frequently than weekly, as determined by the Agent and notice of which has been provided to the Lenders and (b) the Business Day on which written demand by the Swing Line Lender, with a copy of such demand to the Agent, is received by each Lender (such date, the "Settlement Date"), each other Lender shall purchase from the Swing Line Lender, and the Swing Line Lender shall sell and assign to each such other Lender, such other Lender's Pro Rata Share of such outstanding Swing Line Loans as of such Settlement Date, by making available for the account of the Swing Line Lender, by deposit at the office specified by the Agent, in same day funds, an amount equal to the portion of the outstanding principal amount, of such Swing Line Loans to be purchased by such Lender. Borrower agrees to each such sale and assignment. If and to the extent any Lender shall not have made the amount of such Swing Line Loan available to the Agent by 2:00 p.m. (Chicago time) on the Settlement Date (it being understood that any such notice received after noon (Chicago time) on any Business Day shall be deemed to have been received on the next following Business Day, such Lender agrees to pay interest on such amount to the Agent for the Swing Line Lender's account forthwith on demand for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to Swing Line Loans. Any Lender's failure to make available to the Agent its Pro Rata Percentage of any such Swing Line Loan shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Percentage of such Swing Line Loan, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent such other Lender's Pro Rata Percentage of any such Swing Line Loan. If such Lender shall pay to the Agent such amount for the account of the Swing Line Lender on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Loan made by the Swing Line Lender shall be reduced by such amount on such Business Day.

2.4.4  Rights as Lender.  In its capacity as a Lender, the Swing
Line Lender shall have the same rights and obligations as any other Lender.

2.5  General Facility Terms.

2.5.1  Fees; Reductions in Aggregate Commitment.
2.5.1.1 Fees. The Borrower agrees to pay to the Agent the following fees
     (i) Facility Fee. For the account of each Lender in proportion to such Lender's Pro Rata Share, an annual facility fee equal to the product of (a) twenty five (25) basis points, and (b) the Aggregate Commitment, which annual facility fee shall be computed and earned in its entirety on the date of this Agreement and each July 1 thereafter prior to the Facility Termination Date. The annual facility fee shall be payable quarterly in four equal installments in arrears on August 31, 2000 and on the last Business Day of each August, November, February and May thereafter prior to the Facility Termination Date with the outstanding unpaid balance of such fee due on the Facility Termination Date. Such facility fee shall in no circumstances be refundable to the Borrower, provided however that such facility fee shall be prorated for the actual days of any year (commencing January 1) in which a Facility Termination Date occurs solely because of Borrower's irrevocable payoff of all Loans on account of a breach by Lenders of Section 10.12 hereof or the occurrence of a Gross Up Event.

     (ii) Agent Fees. For the Agent's own account, such fees as the Borrower and the Agent shall have agreed upon pursuant to that certain letter agreement dated April 28, 2000 between the Borrower and the Agent, or as otherwise agreed upon from time to time.

     (iii) Standby Letter of Credit Commission. For the account of each Lender, a Standby Letter of Credit Fee payable quarterly on the last Business Day of each February, May, August and November at a per annum rate equal to the product of the then Applicable Margin and the average amount of Standby Letters of Credit outstanding during the immediately preceding fiscal quarter of the Borrower.

     (iv) Issuance Fee. The Borrower shall pay to the Issuer on or before the Issuance Date of each Facility Letter of Credit (or such later date as the Borrower and the Issuer shall agree upon in writing), solely for the account of the Issuer, the Issuance Fee in respect of such Facility Letter of Credit and shall also pay from time to time, upon written demand from Issuer, the Issuer's reasonable and customary costs of issuing and servicing such Facility Letter of Credit.

     (v) International Credit Agreement Facility Participation Fee. As part of their credit arrangements with the Borrower, the Lenders have heretofore agreed to participate as risk participants or otherwise in the International Credit Agreement. For the account of each Lender, in consideration of each Lender's agreement to participate as risk participants or otherwise in the International Credit Agreement, which participation inures to the benefit of the Borrower, the Borrower will pay the Agent for the ratable account of the Lenders, a facility participation fee equal to 0.25% of the Commitment ("Commitment" as defined in the International Credit Agreement) which fee will be payable in quarterly installments in arrears on the last Business Day of each August, November, February, and May. Such facility participation fee shall in no circumstances be refundable to the Borrower or the International Borrowers, provided however that such facility participation fee shall be prorated for the actual days of any year (commencing January 1) in which a Facility Termination Date occurs solely because of Borrower's irrevocable payoff of all Loans on account of a breach by Lenders of Section 10.12 hereof or the occurrence of a Gross Up Event.

2.5.1.2 Reductions in Aggregate Commitments. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000 upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below an amount equal to the sum of (a) the aggregate principal amount of the outstanding Advances plus (b) the Facility Letter of Credit Obligations.

2.5.2 Optional Principal Payments; Mandatory Principal Payments. The Borrower may from time to time pay all outstanding Advances, or, pay in a minimum aggregate amount of $100,000 (for Floating Rate Advances) and $1,000,000 (for Eurodollar Advances) or any integral multiple of $100,000 in excess thereof, (i) without penalty or premium, any portion of the outstanding Floating Rate Advances upon prior notice to the Agent not later than 10:30 a.m. (Chicago time) at least one (1) Business Day before the date of such prepayment or (ii) subject to the indemnity provisions of Section 3.4, any portion of the outstanding Eurodollar Advances upon prior notice to the Agent not later than 10:30 a.m. (Chicago time) at least two (2) Business Days prior to the date of such prepayment. Any Eurodollar Advance paid prior to the last day of its applicable Interest Period shall be subject to the indemnity provisions of
Section 3.4. Notwithstanding anything in this Section 2.5.2 to the contrary, if at any time the sum of the aggregate unpaid principal balance of the Advances plus the Facility Letter of Credit Obligations exceeds the Aggregate Commitment, the Borrower shall, subject to the indemnity provisions of Section 3.4, make an immediate mandatory payment on the Advances equal to such excess.

2.5.3 Applicable Margin. The Applicable Margin set forth below shall be subject to adjustment (upwards or downwards, as appropriate) based on the Borrower's Status as at the end of each fiscal quarter in accordance with the table set forth below. The Borrower's Status as at the last day of each fiscal quarter shall be determined from the then most recent annual or quarterly financial statements of the Borrower delivered by the Borrower pursuant to Section 6.1(i) or 6.1(ii) and the Compliance Certificate delivered by the Borrower pursuant to
Section 6.1(iv). The adjustment, if any, to the Applicable Margin shall be effective commencing five (5) days after the delivery to the Lenders of such financial statements and Compliance Certificate. In the event that the Borrower shall at any time fail to furnish to the Lenders such financial statements and Compliance Certificate within the time limitations specified by Section 6.1, then the maximum Applicable Margin shall apply from the date of such failure until the fifth (5th) day after such financial statements and Compliance Certificate are so delivered. Notwithstanding anything to the contrary contained herein, the Borrower's Status from the date of this Agreement to and including the later of
(i) August 31, 2000 or (ii) five (5) days after the delivery to the Lender of the May 31, 2000 financial statements of the Borrower accompanied by a current Compliance Certificate, shall be deemed to be Level III Status.

     APPLICABLE    LEVEL I    LEVEL II    LEVEL III    LEVEL IV
       MARGIN      STATUS      STATUS      STATUS       STATUS
Eurodollar Rate     1.00%       1.25%       1.50%        1.75%
Floating Rate       0.00%       0.00%       0.00%        0.00%

2.5.4 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Floating Rate Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.2.6 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.2.6 at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance.

2.5.5 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.5 or 2.2.6, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus, to the extent permitted by law, 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus, to the extent permitted by law, 2% per annum, provided that, during the continuance of a Default under Section 7.6 or
7.7 the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

2.5.6 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time at the relevant Lending Installation) on the date when due and the Agent will promptly distribute to each Lender its ratable share of each such payment received by the Agent for the account of the Lenders; provided, however, that if on any date the Borrower shall pay less than the full amount of Obligations owing on such date, such payment shall be distributed to the Lenders ratably based upon the ratio of the aggregate amount of Obligations owing to each such Lender on such date to the aggregate amount of Obligations owing to all the Lenders on such date. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with ANB for each payment of principal, interest and fees as it becomes due hereunder.

2.5.7 Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its applicable Note(s), and such entries shall be prima facie evidence of the existence and the amounts of the Obligations therein recorded; provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under any such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds and issue Facility Letters of Credit in each case based on telephonic notices made by any Authorized Officer or Authorized Officers the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.5.8 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance optionally prepaid or converted into a Eurodollar Advance, in each case on a day other than a Payment Date, shall be payable on the Payment Date next succeeding the date of such prepayment or conversion, as the case may be. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on all Eurodollar Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year.
Interest on all other Types of Advances shall be calculated for actual days elapsed on the basis of a 365, or when applicable, a 366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.5.9 Notification of Advances, Interest Rates, and Prepayments. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Notice, Facility Letter of Credit Request, Conversion/Continuation Notice and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender notice of each change in the Alternate Base Rate.

2.5.10 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.5.11 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of
(i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of repayment by a Lender, the Federal Funds Effective Rate for such day or
(ii) in the case of repayment by the Borrower, the interest rate applicable to the relevant Advance.

2.5.12 Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

ARTICLE III

CHANGE IN CIRCUMSTANCES

3.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted, enacted, modified or otherwise becoming effective after the date hereof, or any interpretation thereof, or the compliance of any Lender therewith,

     (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal and state taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans, the Facility Letters of Credit or other amounts due it hereunder, or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

     (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding, maintaining, issuing or participating in loans or Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held, Letters of Credit issued or participated in or interest received by it, in each case by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender reasonably determines is attributable to making, funding and maintaining its Loans and its Commitment.

3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy).

3.3 Availability of Types of Advances. If any Lender reasonably determines that maintenance of its Eurodollar Loans would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to a Eurodollar Advance does not accurately reflect the cost of making or maintaining such Eurodollar Advance, then the Agent shall suspend the availability of the Eurodollar Rate and require any Eurodollar Advances to be repaid or converted into a Floating Rate Advance, such repayment or conversion to occur on the last day of the applicable Interest Period (or such earlier date as may be required to comply with any applicable law).

3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

3.5  Taxes.
     (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

     (iii) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W- 8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

     (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2,
3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1,
3.2 and 3.4 shall survive for a period of one year after the later of the payment in full of the Obligations and the termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Initial Advance and Facility Letter of Credit. The Lenders shall not be required to make the initial Advance hereunder and, if the initial Advance shall not have been made, the Issuer shall not be required to issue the initial Facility Letter of Credit hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders the following, each dated as of the initial Borrowing Date or Issuance Date, as the case may be (or such earlier date as shall be acceptable to the Agent):
     (i) Copies of the certificate of incorporation of each Credit Party, together with all amendments thereto, and certificates of good standing of each Credit Party from each jurisdiction in which such Credit Party is qualified to do business, all certified by the appropriate governmental officers in their respective jurisdiction.

     (ii) Copies, certified by the Secretary or an Assistant Secretary of each Credit Party, of their respective by-laws and of Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Agent) authorizing the execution of each of the Loan Documents to which such Credit Party is a party.

     (iii) Incumbency certificates, executed by the Secretary or an Assistant Secretary of each Credit Party, which shall identify by name and title and bear the signature of the officers of such Credit Party authorized to sign the Loan Documents to which it is a party and, with respect to the Borrower, to make borrowings hereunder, upon which certificates the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

     (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

     (v) A written opinion of Ross & Hardies, outside counsel to the Credit Parties, addressed to the Agent and the Lenders in substantially the form of Exhibit E hereto.

     (vi)  Notes payable to the order of each of the Lenders.

     (vii)  Written money transfer instructions, in
substantially the form of Exhibit F hereto addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

     (viii) Evidence satisfactory to the Agent that (a) the Borrower shall have paid, or concurrently with the making of the initial Advance or the issuance of the initial Facility Letter of Credit shall pay, in full, all fees required to be paid pursuant to Section 2.5.1 on or before the initial Borrowing Date or Issuance Date, as the case may be.

     (ix)  Execution and delivery of the International Credit
Agreement.

     (x) Such other documents as any Lender or its counsel may have reasonably requested.

4.2 Each Advance and Facility Letter of Credit. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances) and the Issuer shall not be required to issue any Facility Letter of Credit, unless on the applicable Borrowing Date or Issuance Date, as the case may be:

      (i)  There exists no Default or Unmatured Default.

     (ii)  The representations and warranties contained in
Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

Each Borrowing Notice with respect to each such Advance and each Facility Letter of Credit Request with respect to each such Facility Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1 Corporate Existence and Standing. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation; and each of the Borrower and the Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties and where the failure to maintain such qualification would singly or in the aggregate cause a Material Adverse Effect.

5.2 Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency or similar laws or general principles of equity relating to remedies affecting or relating to the enforcement of creditors' rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, or violate the Borrower's or any Subsidiary's certificate of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it or its Property is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect of, any of the Loan Documents, except as may be applicable because of any Lender, the Agent or an Issuer being a party thereto or except as may be required with respect to particular Facility Letters of Credit.

5.4 Financial Statements. The February 29, 2000 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5 Material Adverse Change. Except as set forth as of the date of this Agreement on Schedule 5.5 hereto, since February 29, 2000, there has been no change in the business, Property, financial condition or results of operations of the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. Except as set forth as of the date of this Agreement on Schedule 5.6 hereto, the Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all Taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists, except for failures to file or pay which could not be reasonably expected to have a Material Adverse Effect. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the Fiscal Year ended May 31, 1995. No tax liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7 Litigation and Contingent Obligations. Except as set forth as of the date of this Agreement on Schedule 5.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could be reasonably expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incidental to such litigation, arbitration or proceedings, neither the Borrower nor any Subsidiary has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. Except as otherwise disclosed to the Lenders in writing on or prior to the date hereof, Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and those shares which are owned by Borrower or one or more of its Subsidiaries are fully paid and non-assessable.

5.9 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $500,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $500,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan, except as set forth as of the date of this Agreement on Schedule 5.9 hereto, or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Each Benefit Plan is in substantial compliance with ERISA and the Code and neither the Borrower or any Controlled Group member has received any notice asserting that any Benefit Plan is not in compliance with either ERISA or the Code.

5.10 Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and each of its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, except such default which could not reasonably be expected to have a Material Adverse Effect.

5.13 Compliance With Laws. The Borrower and each of its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14  Ownership of Properties.  Except as set forth on Schedule
5.14 hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens (other than those permitted by Section 6.16), to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Agent as owned by it.

5.15 Environmental Matters. Except as set forth as of the date of this Agreement on Schedule 5.15 hereto, in the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has any reason to believe that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.16  Investment Company Act.  Neither the Borrower nor any
Subsidiary thereof is an "investment company" or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

5.17 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.18 Subordinated Debt. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Debt.

5.19 Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $500,000.


ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the
Lenders:
     (i) Within 90 days after the close of each of its Fiscal Years, (a) an unqualified audit report certified by independent certified public accountants, reasonably acceptable to the Agent, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, and accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof, and (b) the Borrower's annual 10-K financial statement.

     (ii) Within 45 days after the close of each quarterly period of each of its Fiscal Years, for itself and its Subsidiaries, (a) consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all prepared in accordance with GAAP and certified by the chief financial officer of the Borrower; and (b) its quarterly 10-Q financial statements.

     (iii)  [Intentionally omitted]

     (iv) Together with the financial statements required under Sections 6.1(i) and (ii), a Compliance Certificate.

     (v) If the Borrower or any member of the Controlled Group maintains a Single Employer Plan, within 270 days after the close of each Fiscal Year, a statement of the Unfunded
Liabilities of each Single Employer Plan, if any, certified as correct by a plan administrator enrolled under ERISA.

     (vi) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

     (vii) As soon as possible and in any event within 10 days after the Borrower or any Controlled Group member withdraws from a Multiemployer Plan.

     (viii) As soon as possible and in any event within 10 days after the Borrower or any Controlled Group member terminates a Single Employer Plan under Section 4041 of ERISA.

     (ix) As soon as possible and in any event within 10 days after receipt by the Borrower that any Benefit Plan or Borrower or Controlled Group Member has violated the provisions of ERISA or the Code, which violation could result in liability to the Borrower in excess of $250,000.

     (x) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and
(b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     (xi) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

     (xii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

     (xii)  [Intentionally omitted]

     (xiv)  On or before September 30 of each of the Borrower's
Fiscal Years, projected statements of income and cash flow and a projected balance sheet for the Borrower covering the period to and including May 31, 2004.

     (xv) Within thirty days following delivery to the Borrower, a copy of each of the Borrower's auditor's management letters, if prepared.

     (xvi) Within forty-five days following the end of each of the Borrower's fiscal quarters, a report of the amount of Designated Inventory and Designated Accounts in form and substance acceptable to the Required Lenders which report shall contain a calculation showing compliance with Section 6.21 hereof.

     (xvii) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances and the Facility Letters of Credit for working capital and for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances or the Facility Letters of Credit to purchase or carry any "margin stock" (as defined in Regulation U).

6.3 Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default and (ii) any other development, financial or otherwise, which development could reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted unless failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all Taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, and except to the extent that nonpayment could not reasonably be expected to have a Material Adverse Effect.

6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect.

6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except to the extent that failure to make such repair could not reasonably be expected to have a Material Adverse Effect.

6.9 Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and any Lender, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

6.10 Financial Covenants. The financial covenants referred to in this Section 6.10 shall each be computed at the end of each fiscal quarter by the Borrower, and such calculations shall be included in the Compliance Certificate referred to in Section 6.1(iv).

6.10.1 Consolidated Tangible Net Worth. The Borrower will maintain, at all times, a Consolidated Tangible Net Worth of not less than $130,000,000 plus (i) fifty percent (50%) of the aggregate cumulative Net Income (if positive) subsequent to May 31, 2000, plus (ii) one hundred percent (100%) of the net proceeds (gross proceeds minus (a) ordinary and necessary out of pocket costs and expenses and (b) reasonable underwriting fees and discounts incurred with respect to such gross proceeds) received by the Borrower and its Subsidiaries from all of the following occurring after May 31, 2000: additional paid in capital, including, but not limited to, equity investments and proceeds from the issuance and sale of common or preferred stock, plus the amount of all Subordinated Debt which is converted into equity in the Borrower or its Subsidiaries.

6.10.2 Senior Funded Debt to Cash Flow Ratio. The Borrower will maintain, at all times, a Senior Funded Debt to Cash Flow
Ratio of not greater than 2.25:1.00.

6.10.3 Adjusted Interest Coverage Ratio. The Borrower will maintain, at all times, an Adjusted Interest Coverage Ratio of not less than 2.50:1.00.

6.11  [Intentionally Omitted].

6.12 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

     (i) Advances and Facility Letter of Credit Obligations hereunder.

     (ii)  The International Loans.

     (iii) The International Guaranty.

     (iv)  The Pacific Rim Loans.

     (v)   Indebtedness which (a) exists on the date hereof,
           (b) is described in Schedule 6.12 hereto, and
           (c) has been previously approved by the Agent.

     (vi) Subordinated Debt with terms and conditions which in the sole opinion of the Required Lenders are no more restrictive (with respect to Senior Funded Debt) than Subordinated Debt in existence on the date hereof.

     (vii) Indebtedness incurred to refinance existing Indebtedness permitted pursuant to Sections 6.12(v) and (vi); provided, however, that the maturity date of such new Indebtedness is no earlier than the maturity date of the Indebtedness being refinanced and the terms of such new Indebtedness (including, but not limited to, the amount, the term, the amount of the annual loan payment or provision for collateral or additional collateral) are no more disadvantageous to the Lenders, the Borrower and its Subsidiaries than the terms of the Indebtedness being refinanced.

     (viii) Contingent Obligations not exceeding $500,000 at any one time outstanding.

     (ix)  Rate Hedging Obligations.

     (x)   Intercompany Indebtedness permitted under Section
           6.15.

6.13 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (i) a Subsidiary may amalgamate, merge or consolidate with or into the Borrower or a Wholly-Owned Subsidiary and (ii) the Borrower or any Subsidiary (other than a Subsidiary Guarantor) may merge, amalgamate or consolidate with any other Person pursuant to a Permitted Acquisition, provided that (a) the Borrower or such Subsidiary shall be the surviving entity and (b) after giving effect thereto, no Default or Unmatured Default shall exist.

6.14 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of Property, to any other Person, except:

     (i) Sales of inventory in the ordinary course of business.

     (ii) Leases, sales or other dispositions of Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the term of this Agreement, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.15 Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become or remain a partner in any partnership or joint venture, or member in a limited liability company, or to make any Acquisition of any Person, except:

     (i) Short-term obligations of, or fully guaranteed by, the United States of America.

     (ii) Commercial paper rated A-1 or better by Standard and Poor's Corporation or P-1 or better by Moody's
           Investors Service, Inc.

     (iii) Demand deposit accounts maintained in the ordinary course of business.

     (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

     (v) Investments not to exceed $5 million in the aggregate at any one time outstanding in the common stock and investment grade bonds of publicly held corporations which stock and bonds are traded on the New York, American or NASDAQ stock exchanges.

     (vi) Loans to employees of the Borrower or of any of its Subsidiaries which do not exceed, in the aggregate for all such employees at any one time outstanding, $750,000.

     (vii) Permitted Acquisitions.

     (viii) Existing Investments which (a) are in existence on the date hereof, (b) are described in Schedule 6.15
           (viii) hereto and (c) have been previously approved by the Agent and the Lenders.

     (ix) Loans and advances to and other Investments in Borrower's Subsidiaries (excluding advances funded under the International Credit Agreement) in the ordinary course of business not exceeding at any time outstanding for each Subsidiary, an amount which is the greater of (i) fifteen percent (15%) greater than the amount of such loans, advances and other Investments in each such Subsidiary stated in the Borrower's financial statement dated on or about the immediately preceding February 29 (the "February Statement"), or (ii) one million dollars ($1,000,000) plus the amount of such loans, advances and other Investments in each such Subsidiary stated in the February Statement; provided that in no event shall such loans, advances and other Investments exceed for all of Borrower's Subsidiaries in the aggregate at any time outstanding $10,000,000 plus the aggregate amount of such loans, advances and other Investments stated in the February Statement.

     (x) The repurchase of the Company's common stock not exceeding $5 million in the aggregate.

     (xi)  Rate Hedging Agreements.

6.16 Liens. The Borrower will not, nor will it permit any Subsidiary to create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

     (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

     (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due and which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

     (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

     (iv) Liens arising from a judgment rendered or claim filed, not in excess, singly or in the aggregate, of $250,000 against the Borrower or any of its Subsidiaries which the Borrower or such Subsidiary shall be contesting diligently in good faith by proper legal proceedings.

     (v)   Liens which exist on the date hereof listed on
           Schedule 6.16 incurred by Borrower or its Subsidiaries in the ordinary course of business securing Indebtedness less than $100,000 in the aggregate.

     (vi) Liens resulting from inventory purchases arising in the normal course of business which Liens are solely upon such inventory purchased and are not evidenced by any filings (under the UCC or otherwise) and do not secure an amount exceeding $10,000,000 in the aggregate at any one time outstanding.

     (vii) Any extension, renewal or substitution of or for any of the foregoing Liens described in this Section 6.16, provided in each case that (a) the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and
           (b) the Lien securing such Indebtedness or other obligation or liability shall be limited to the Property which, immediately prior to such extension, renewal or substitution, secured such Indebtedness or other obligation or liability, and improvements on or additions to such Property.

6.17 Prohibition of Negative Pledge. The Borrower will not, nor will it permit any of its Subsidiaries to agree, covenant, warrant, represent, pledge or otherwise commit with or to any entity other than the Agent, to not incur, create, assume or permit to exist, any mortgage, pledge, lien charge or other encumbrance of any nature whatsoever on all or any of its assets now or hereafter owned, except for such pledge made directly in connection with the purchase of inventory in the ordinary course of business, with a value of such inventory (valued at the cost of such inventory) owned by Borrower and its Subsidiaries not exceeding $10 million in the aggregate at any time.

6.18 Affiliates. The Borrower will not, nor will it permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.19 Amendments to Agreements. The Borrower will not, nor will it permit any Subsidiary to, amend any term or provision of the International Credit Agreement, the International Guaranty, any other International Loan Document or the Debentures except with the consent of the Required Lenders and all Lenders for the type of amendments which would require the consent of the Required Lenders and all Lenders respectively under Section 8.2 hereof. The Borrower shall deliver to the Agent all amendments to the International Loan Documents within five (5) days of such amendment.

6.20 Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except for accounts which are past due in an aggregate amount not exceeding $3 million for each of the Company's fiscal years placed with a collection agent for collection at a commission not exceeding twenty percent (20%) of the amount of such notes or accounts recovered.

6.21 Limit on Senior Funded Debt. The Borrower will not permit at any time the amount of the Borrower's and its Subsidiaries' consolidated Senior Funded Debt to exceed the sum of 80% of the value of Designated Accounts plus 50% of the value of Designated Inventory (valued at the lower of cost or market value), such Designated Accounts and Designated Inventory as in existence at the end of the Borrower's most recently completed fiscal quarter.

6.22 Fiscal Year. The Borrower will not, nor will it permit any Subsidiary to, change its Fiscal Year.

6.23 Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire any Subsidiary; provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as at least 30 days' prior written notice thereof (or such lesser notice as is acceptable to the Agent in its sole discretion) is given to the Agent.

6.24 Subsidiary Dividends. The Borrower's Subsidiaries shall not in any manner either directly or indirectly incur or be bound by any restrictions on dividends from such Subsidiaries to the Borrower, other than those restrictions required by applicable law.

6.25 Repayment of Subordinated Debt. The Borrower's and its Subsidiaries' principal amounts of Subordinated Debt which become due and remain unpaid plus the amount of the Borrower's and its Subsidiaries' actual principal payment of Subordinated Debt, shall not exceed $2.5 million in the aggregate for any immediately preceding four fiscal quarter trailing period of the Borrower. After the occurrence and during the continuance of a Default, until all Obligations have been irrevocably paid in full, Borrower and its Subsidiaries shall not make payment upon Subordinated Debt.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made (or deemed made pursuant to Article IV) by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Facility Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made (or deemed made).

7.2 Nonpayment of principal of any Note or of any Reimbursement Obligation when due (or in the case of any Reimbursement Obligation due upon demand, upon demand), or nonpayment of interest upon any Note or of any facility fee, agent fee, Issuance Fee or other obligations (other than Reimbursement Obligations which have been converted into Floating Rate Advances pursuant to Section 2.3.6) under any of the Loan Documents within five (5) days after the same becomes due.

7.3 The breach by the Borrower of any of the terms or provisions of Article VI.

7.4 The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Agent.

7.5 Failure of the Borrower or any of its Subsidiaries to pay when due (i) any Indebtedness to any of the Lenders, or (ii) any other Indebtedness in excess of, singly or in the aggregate, $2,500,000 (any such Indebtedness being herein defined as "Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws or the laws of any other jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws or the laws of any other jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

7.9 The Borrower or any of its Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of, singly or in the aggregate, $500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $500,000 or any Reportable Event shall occur in connection with any Plan.

7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $500,000.

7.12 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.

7.13 The Borrower or any other member of the Controlled Group shall terminate a Single Employer Plan resulting in Unfunded
Liabilities to the Borrower in excess of $500,000.

7.14 The Borrower or any other member of the Controlled Group shall incur liability for a violation of ERISA or the Code with respect to any Benefit Plan which exceeds $250,000.

7.15 The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any Environmental Law, which, in either case, could have a Material Adverse Effect.

7.16 Any Change in Control shall occur, except such Change in Control consented to by the Agent and all Lenders.

7.17 Nonpayment by the Borrower or any of its Subsidiaries of any Rate Hedging Obligation when due or the default or breach by the Borrower or any of its Subsidiaries of any term, provision or condition contained in any Rate Hedging Agreement, which default or breach continues (without being waived) beyond any period of grace therein provided.

7.18 The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided and has not been waived.

7.19 The occurrence of any "Default", as defined in the International Credit Agreement, the International Guaranty or any other International Loan Document or the breach of any of the terms or provisions of the International Credit Agreement, the International Guaranty or any other International Loan Document, or any default under any of the documents evidencing the Pacific Rim Loans, which default or breach continues beyond any period of grace therein provided and has not been waived.

7.20 The occurrence and continuance of any default or Event of Default as defined in the Debentures.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1  Acceleration.  If any Default described in Section 7.6 or
7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and to participate in Facility Letters of Credit hereunder, and the obligation of the Issuer to issue Facility Letters of Credit hereunder, shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the Issuer or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) (i) may terminate or suspend the obligations of the Lenders to make Loans and to purchase participation in Facility Letters of Credit hereunder, (ii) may terminate or suspend the obligations of the Issuer to issue Facility Letters of Credit hereunder, and/or (iii) declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

If, within 15 days after (x) acceleration of the maturity of the Obligations, (y) termination of the obligations of the Issuer to issue Facility Letters of Credit hereunder or (z) termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto or to any other Loan Document for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each of the
Lenders:
     (i) Extend the maturity of any Loan, or extend the expiry date of any Facility Letter of Credit beyond the Facility Termination Date, or forgive all or any portion of the principal amount of any Loan or Facility Letter of Credit Obligation, or reduce the rate or extend the time of payment of Reimbursement Obligations, interest or fees hereunder, or release any collateral securing the Obligations or any Subsidiary Guaranty;

     (ii) Reduce the percentage specified in the definition of Required Lenders;

     (iii) Extend the Facility Termination Date or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement; or

     (iv) Amend this Section 8.2 or the provisions of any other section of this Agreement which designate a certain number of Lenders required to consent to or compel actions.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under
Section 2.4.1(ii) or 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3 Preservation of Rights. No delay or omission of the Lenders, the Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or issuance of a Facility Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to
Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and the issuance of the Facility Letters of Credit herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower or participate in Facility Letters of Credit in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Taxes. Any Taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the Issuer, and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the Issuer and the Lenders relating to the subject matter thereof.

9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7 Expenses; Indemnification. The Borrower shall reimburse the Agent and Arranger for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and Arranger, which attorneys may be employees of the Agent or Arranger) paid or incurred by the Agent and Arranger in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Issuer, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent, the Arranger, the Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent, the Arranger, the Issuer, and each Lender and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Issuer, the Arranger or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan or the direct or indirect use or intended use of any Facility Letter of Credit hereunder except to the extent that they have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

9.8 Numbers of Documents. All originally executed statements, notices, closing documents (other than the Notes), and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

9.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11 Nonliability of Lenders. The relationship between the Borrower and the Lenders shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that none of the Agent, the Issuer or any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

9.12 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure
(i) to its Affiliates and to other Lenders and to the Agent and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee or prospective Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4.

9.13 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve
System) for the repayment of the Loans provided for herein.

ARTICLE X

THE AGENT

10.1 Appointment; Nature of Relationship. American National Bank and Trust Company of Chicago is hereby appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4 No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify: (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing or issuance of a Facility Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by such of the Lenders as is required under the terms of this Agreement, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8 Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if subsequent to the Facility Termination Date, in proportion to their Commitments immediately prior to such date), without relieving the Borrower of any of its Obligations hereunder, (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent; provided, however, that if a Default or Unmatured Default shall have occurred and be continuing at the time of such resignation or removal, the consent of the Borrower shall not be so required. If no successor Agent shall have been so appointed by the Required Lenders, and, to the extent required pursuant to the immediately preceding sentence, consented to by the Borrower, and shall have accepted such appointment, within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Corporate Base Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13 Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon the Obligations owing to it (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Obligations held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Obligations. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their outstanding Obligations. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATION

12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent, and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign their respective rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

12.2  Participation.

12.2.1 Permitted Participants; Effect. Any Lender may subject to the provisions of this Section 12.2.1, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Facility Letter of Credit participated in by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents, provided that such Participants are consented to in advance by the Borrower, such consent not to be unreasonably withheld or delayed. In the event of any such sale by a Lender of participating interests to a Participant, such Participant shall have no direct rights hereunder, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Facility Letter of Credit or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Facility Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Facility Letter of Credit or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan or Facility Letter of Credit.

12.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with
Section 11.2 as if each Participant were a Lender.

12.3  Assignments.

12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities other than the Borrower or any of its Affiliates ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit G hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower, and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if an Unmatured Default or Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consents shall not be unreasonably withheld or delayed. Each such assignment shall be in an amount not less than the lesser of (i) $5 million, and (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment).

12.3.2 Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached to Exhibit G hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, duly executed by the Purchaser, and (ii) payment by one or more of the parties to such assignment (other than the Borrower) of a $4,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans and interests in Facility Letters of Credit assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that (i) replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment and (ii) Schedule 1 hereto is amended to reflect such assignment.

12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.12 of this Agreement.

12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.4.12.

ARTICLE XIII

NOTICES

13.1 Notices. Except as otherwise permitted by Section 2.4.7 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of the Agent or any Lender, at its address, facsimile number or telex number set forth on Schedule 2 hereto or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2 Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action. A complete set of counterparts executed by all the parties hereto shall be lodged with each of the Borrower and the Agent.

ARTICLE XV

CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL

15.1 Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 Consent to Jurisdiction. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE PARTIES HERETO HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, THE ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

15.3 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, the Borrower, the Lenders, the Issuer and the Agent have executed this Agreement as of the date first above written.

RICHARDSON ELECTRONICS, LTD.
By:  /s/ William J. Garry
Print Name: William J. Garry
Title Senior Vice President and Chief Financial Officer

Address:
Attention:
Telephone No.:
Telecopier No.:


AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO,
Individually, as Agent, as Issuer and as Swing Line Lender
By:  /s/ Gregory H. Teegen
Print Name: Gregory H. Teegen
TitleVice President

HARRIS TRUST AND SAVINGS BANK
By: /s/ Raymond Whitaker
Print Name: Raymond Whitaker
Title: Managing Director

LASALLE BANK, N.A.
By:/s/ Sam L. Dendrinos
Print Name: Sam L. Dendrinos
Title: Assistant Vice President

NATIONAL CITY BANK
By:/s/ Michael Brothers
Print Name:Michael Brothers
Title:Vice President